Exhibit 99.1

NEWS BULLETIN

RE: CLAIRE’S STORES, INC.

2400 WEST CENTRAL ROAD, HOFFMAN ESTATES, ILLINOIS 60192

CLAIRE’S STORES, INC. ANNOUNCES SELECTED PRELIMINARY, UNAUDITED FISCAL 2012

FOURTH QUARTER AND FULL YEAR RESULTS

CHICAGO, February 18, 2013. Claire’s Stores, Inc., one of the world’s leading specialty retailers of fashionable jewelry and accessories at affordable prices for young women, teens, tweens, and kids, today announced selected preliminary, unaudited financial results for the fiscal 2012 fourth quarter and the fiscal year, which ended February 2, 2013.

The financial results discussed in this press release regarding selected fiscal 2012 fourth quarter and full year results are unaudited and should be considered preliminary and subject to change. The Company does not currently expect to update this information prior to the release of its fiscal fourth quarter and fiscal 2012 financial results. The Company expects to hold its regular quarterly conference call after those results are released. The Company plans to file its 2012 Annual Report on Form 10-K on or before the due date of May 3, 2013.

Fourth Quarter Results

The Company expects to report net sales of $493 million for the 2012 fourth quarter, an increase of $58 million, or 13.4%, compared to the 2011 fourth quarter. Fiscal 2012 fourth quarter included 14 weeks of operations compared to fiscal 2011 fourth quarter which included 13 weeks. The increase was attributable to the additional week of net sales, an increase in same store sales, new store sales, increases in shipments to franchisees, and foreign currency translation effect of our non-U.S. sales, partially offset by the effect of store closures. Net sales for the additional week of operations were $24 million. Excluding the extra week of net sales in fiscal 2012 fourth quarter, net sales would have increased 8.0% or 7.6% excluding the impact from foreign currency exchange rate changes.

Consolidated same store sales increased 5.4% for the 13 weeks ended January 26, 2013 compared to the 13 weeks ended January 28, 2012, with North America same store sales increasing 5.9%, and Europe same store sales increasing 4.4%. We compute same store sales on a local currency basis, which eliminates any impact from changes in foreign exchange rates.

Adjusted EBITDA for the 14 weeks ended February 2, 2013 is expected to be between $128 million and $130 million, compared to $102.7 million in the 2011 fourth quarter which consisted of 13 weeks. Adjusted EBITDA for the additional week of operations is expected to be approximately $6.0 million. The Company defines Adjusted EBITDA as earnings before provision for income taxes, gain (loss) on early debt extinguishment, net interest expense, impairment, depreciation and amortization. Adjusted EBITDA excludes severance, management fees, the impact of transaction-related costs and other non-recurring or non-cash expenses, and normalizing occupancy costs for certain rent-related adjustments. We expect to report operating income for the fiscal 2012 fourth quarter in the range of $109 million to $111 million, compared to $84.7 million in the fiscal 2011 fourth quarter. A reconciliation of operating income to Adjusted EBITDA is attached.

Fiscal 2012 Results

The Company expects to report net sales of $1,557 million for fiscal 2012, an increase of $61 million, or 4.1%, compared to fiscal 2011. Fiscal 2012 included 53 weeks of operations compared to fiscal 2011 which included 52 weeks. Net sales for the additional week of operations were $24 million. Excluding the extra week of net sales in fiscal 2012, net sales would have increased 2.5%. Consolidated same store sales increased 1.8% for the 52 weeks ended January 26, 2013 compared to the 52 weeks ended January 28, 2012, with North America same store sales increasing 1.9% and Europe same store sales increasing 1.7%.

Adjusted EBITDA in fiscal 2012 is expected to be between $307 million and $309 million, compared to $274.7 million in fiscal 2011. We expect to report operating income for fiscal 2012 in the range of $235 million to $237 million. A reconciliation of operating income to Adjusted EBITDA is attached. At February 2, 2013, cash and cash equivalents were $167 million. The Company’s amended $115 million Revolving Credit Facility remains undrawn. During fiscal 2012 fourth quarter, the Company entered two new countries, opening three stores in China and two stores in Italy.

Other Data (dollars in thousands)

February 2, 2013
Cash and cash equivalents	$166,956

Total debt:
Senior fixed rate notes due 2015	$220,270
Senior toggle notes due 2015	302,190
Senior subordinated notes due 2017	259,612
Senior secured first lien notes due 2019 (a)	1,125,000
Senior secured second lien notes due 2019	450,000
Obligation under capital lease	17,286

Total debt	$2,374,358

Total net debt	$2,207,402

Inventory	$157,549
Working capital	$122,091
Capital expenditures (b)	$75,715
Net cash interest paid	$165,297

Fiscal 2012
Change in average transaction value:
Consolidated	4.2%
North America	5.1%
Europe	4.2%

Change in average number of transactions per store:
Consolidated	(2.2)%
North America	(2.5)%
Europe	(3.3)%

Average unit selling price	$6.17
Average transaction value	$15.61

Jewelry penetration	47.9%
Gross profit percentage (based on midpoint of range)	51.4%

(a)	Excludes unamortized premium of $16,294 as of February 2, 2013.
(b)	In Fiscal 2013, we currently expect to incur approximately $89.0 million of capital expenditures to open new stores and remodel existing stores.

Adjusted EBITDA

EBITDA and Adjusted EBITDA are not measures of financial performance under U.S. GAAP, are not intended to represent cash flow from operations under U.S. GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow from operating, investing or financing activities as a measure of liquidity. Management compensates for the limitations of using EBITDA and Adjusted EBITDA by using it only to supplement our U.S. GAAP results to provide a more complete understanding of the factors and trends affecting our business. Each of EBITDA and Adjusted EBITDA has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

Management uses Adjusted EBITDA as an important tool to assess our operating performance. Management considers Adjusted EBITDA to be a useful measure in highlighting trends in our business and in analyzing the profitability of similar enterprises. Management believes that Adjusted EBITDA is effective, when used in conjunction with net income

(loss), in evaluating asset performance, and differentiating efficient operators in the industry. Furthermore, management believes that Adjusted EBITDA provides useful information to potential investors and analysts because it provides insight into management’s evaluation of our results of operations. Our calculation of Adjusted EBITDA may not be consistent with “EBITDA” for the purpose of the covenants in the agreements governing our indebtedness.

While EBITDA and Adjusted EBITDA are frequently used as a measure of operations and the ability to meet indebtedness service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. Management believes that these measures provide useful information to investors.

Company Overview

Claire’s Stores, Inc. is one of the world’s leading specialty retailers of fashionable jewelry and accessories at affordable prices for young women, teens, tweens and girls ages 3 to 27. The Company operates through its two store concepts: Claire’s® and Icing®. As of February 2, 2013, Claire’s Stores, Inc. operated 3,085 stores in North America, Europe, and China. The Company also franchised 392 stores in Japan, the Middle East, Turkey, Greece, Guatemala, Malta, Ukraine, Mexico, India, Dominican Republic, El Salvador, Venezuela, Panama, Honduras, and Indonesia. More information regarding Claire’s Stores is available on the Company’s corporate website at http://www.clairestores.com.

Preliminary Nature of Results

We have not yet finalized our financial results for our fiscal 2012 fourth quarter or fiscal year ended February 2, 2013. The preliminary estimated financial results described herein are unaudited and subject to revision pending the completion of the accounting and financial reporting processes necessary to complete our financial closing procedures and financial statements for our fiscal 2012 fourth quarter and fiscal year ended February 2, 2013. The foregoing preliminary estimates of our financial results were prepared by management. Management believes that such preliminary estimates have been prepared on a reasonable basis, and such preliminary estimates are based upon a number of assumptions, estimates and business decisions that are inherently subject to significant business fluctuations, economic conditions and competitive uncertainties and contingencies, many of which are beyond our control, and represent, to the best of management’s knowledge, our expected results. However, because this information is preliminary and highly subjective, it should not be relied on as indicative of our future actual results. We do not intend to update or otherwise revise the preliminary estimates to reflect future events.

Forward-looking Statements:

This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending; competition; our level of indebtedness; general economic conditions; general political and social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; uncertainties generally associated with the specialty retailing business, such as decreases in mall traffic due to high gasoline prices or other general economic conditions; disruptions in our supply of inventory; inability to increase same store sales; inability to renew, replace or enter into new store leases on favorable terms; increase in our cost of merchandise; significant increases in our merchandise markdowns; inability to grow our store base in Europe and China or expand our international franchising operations; inability to design and implement new information systems or disruptions in adapting our information systems to allow for e-commerce sales; delays in anticipated store openings or renovations; uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final U.S. GAAP adjustments; results from any future asset impairment analysis; changes in applicable laws, rules and regulations, including changes in federal, state or local regulations governing the sale of our merchandise, particularly regulations relating to the content in our merchandise, general employment laws, including laws relating to overtime pay and employee benefits, health care laws, tax laws and import laws; product recalls; loss of key members of management; increases in the cost of labor; labor disputes; unwillingness of vendors and service providers to supply goods or services pursuant to historical customary credit arrangements; increases in the cost of borrowings; unavailability of additional debt or equity capital; and the impact of our substantial indebtedness on our operating income and our ability to grow. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2012 filed with the SEC on April 4, 2012. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Additional Information:

Note: Other Claire’s Stores, Inc. press releases, a corporate profile and the most recent Form 10-K and Form 10-Q reports are available on Claire’s business website at: http://www.clairestores.com.

Contact Information:

J. Per Brodin, Executive Vice President and Chief Financial Officer

Phone: (847) 765-1100 or E-mail, investor.relations@claires.com

CLAIRE’S STORES, INC. AND SUBSIDIARIES

ADJUSTED EBITDA

(UNAUDITED)

(In Millions)

	Three Months Ended February 2, 2013	Three Months Ended January 28, 2012	Twelve Months Ended February 2, 2013	Twelve Months Ended January 28, 2012
Operating income (a)	$109 – 111	$84.7	$235 – 237	$192.3
Depreciation and amortization	17	18.2	65	68.8

Reported EBITDA	126 – 128	102.9	300 – 302	261.1
– stock compensation, book to cash rent, intangible amortization (b)	1	(3.2)	1	1.9
– management fee, consulting (c)	1	0.8	4	3.0
– other (d)	—	2.2	2	8.7

Adjusted EBITDA	$128 – 130	$102.7	$307 – 309	$274.7

a)	Fiscal 2011 includes a $3.4 million and $2.0 million gain for the three and twelve months ended January 28, 2012, respectively, to remeasure the Euro loan at the period end foreign exchange rate.

b)	Includes: non-cash stock compensation expense, net non-cash rent expense, amortization of rent free periods, the inclusion of cash landlord allowances, and the net accretion of favorable (unfavorable) lease obligations and non-cash amortization of lease rights.

c)	Includes: the management fee paid to Apollo Management and Morgan Joseph Tri-Artisan Capital Partners and non-recurring consulting expenses.

d)	Includes: non-cash losses on property and equipment primarily associated with remodels, relocations and closures; costs, including third party charges and compensation, incurred in conjunction with the relocation of new employees; non-cash foreign exchange gains/losses resulting from intercompany transactions and remeasurements of U.S. dollar denominated cash accounts and foreign currency denominated debt of our foreign entities into their functional currency; and severance and transaction related costs.

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